Exhibit 5.1

November 14, 2025

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Sirs/Mesdames:

Re: Medicus Pharma Ltd. - Form S-8 Registration Statement

We have acted as Canadian counsel for Medicus Pharma Ltd., a corporation organized under the laws of the Province of Ontario (the "Corporation"), in connection with the above-captioned registration statement on Form S-8 (the "Registration Statement") under the U.S. Securities Act of 1933, as amended  (the "Act"), filed with the U.S. Securities and Exchange Commission (the "Commission") and pertaining to the registration of 7,500,000 common shares in the capital of the Corporation (the "Plan Shares") under the Corporation's Equity Incentive Plan (as amended, the "Plan").

This opinion is being delivered in connection with the Registration Statement to which this opinion appears as an exhibit.

Our opinion is limited to laws of the Province of Ontario and the federal laws of Canada applicable therein ("Applicable Law"). We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Corporation. In particular, we express no opinion as to U.S. federal securities laws.

As counsel for the Corporation, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Corporation in connection with the authorization, issuance and sale of the securities being issued pursuant to the Registration Statement. We have also examined the Registration Statement and the Plan, which has been filed with the Commission as an exhibit to the Registration Statement. In our examination, we have assumed the genuineness of all signatures,  the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies, and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed the awards granted under the Plan will be duly granted by the board of directors of the Corporation (the "Board"), a committee of the Board (a "Committee") or pursuant to a delegation of authority granted by the Board or a Committee, all in accordance with the terms of the Plan.

Based upon the foregoing, and subject to the foregoing qualifications, assumptions, and limitations and the further limitations set forth below, we are of the opinion that the Plan Shares have been duly authorized by all requisite corporate action on the part of the Corporation under Applicable Law and, when the Plan Shares are issued from time to time to the participants of the Plan upon the due settlement, exercise or redemption, as applicable, of awards or grants all in accordance with the terms and conditions of Plan and any applicable award agreements under the Plan, the Plan Shares will be validly issued, fully paid and non-assessable common shares in the capital of the Corporation.

We express no opinion as to: (i) the enforceability of any waiver of rights under any usury or stay law; or (ii) the effect of fraudulent conveyance, fraudulent transfer, or similar provision of applicable law on the conclusions expressed above.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission.

This opinion is for the benefit of the addressee in connection with the transaction to which it relates, and may not be relied upon, used, or quoted from or referred to in any other documents, by any other person or for any other purpose without our express written consent.

Yours truly,

/s/ Bennett Jones LLP